Exhibit 10.2

THE HANOVER INSURANCE GROUP, INC.

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is effective as of <GRANT DATE> (the “Grant Date”) by and between The Hanover Insurance Group, Inc., a Delaware corporation (the “Company”), and <PARTICIPANT NAME> (“Participant” or “you”).  Capitalized terms used without definition herein shall have the meanings set forth in The Hanover Insurance Group 2014 Long-Term Incentive Plan (as it may be amended from time to time, the “Plan”).

PREAMBLE

WHEREAS, pursuant and subject to the terms of the Plan and this Agreement, the Administrator has agreed to grant to Participant an Award of Restricted Stock Units (the “RSUs”).

NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

RSUs. The Administrator hereby grants to Participant <NUMBER OF RSUS> RSUs, each RSU representing the right to receive one share of Stock upon and subject to the restrictions, terms and conditions set forth below.  The Stock issued upon vesting of the RSUs, if any, shall be referred to hereinafter as the “Shares”.

2.

Vesting.  Unless earlier terminated, forfeited, relinquished or expired, the RSUs shall vest in full on the third anniversary of the Grant Date (the “Vesting Date”); provided that Participant remains continuously an Employee of the Company or one of its Affiliates (the Company and its Affiliates hereinafter referred to as “THG”) throughout the period from the Grant Date until the Vesting Date except as set forth in Sections 4, 5, 6 and 7 below.  In the event the Vesting Date falls on a non-business day (weekend or holiday on which banks are not generally open in the Commonwealth of Massachusetts), the Vesting Date shall be the next following business day.

3.

Termination. [1] Except as provided in Sections 4, 5, 6 and 7 below, upon the termination of Participant's Employment for any reason, whether with or without Cause, for good reason or otherwise, any then unvested RSUs shall be automatically cancelled and forfeited and shall be returned to the Company for no consideration.

4.

Disability.  If Participant is Disabled prior to the Vesting Date, the RSUs shall automatically vest in full on the date Participant is Disabled.  For purposes of this subsection, Participant shall be “Disabled” if he or she has been unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

5.	Death. If Participant’s Employment is terminated due to his or her death prior to the Vesting Date, the RSUs shall automatically vest in full on the date of Participant’s death.

6.

Retirement.  If, prior to the Vesting Date, Participant’s Employment terminates as a result of his/her Retirement, and such termination occurs on or after the December 31st immediately following the Grant Date, the RSUs shall automatically vest in full on the date of such termination.

For the purpose of this Agreement, a termination of Employment shall be deemed to be a “Retirement

11

Pursuant to Mr. Farber’s Offer Letter dated September 21, 2016, in the event he is involuntarily terminated by the company without cause, or terminates employment for “good reason,” he is entitled to one year’s additional vesting credit.

” if all of the following conditions are satisfied:  (i) Participant’s Employment terminates (other than for Cause), (ii) he or she is either (x) 65 years of age or older, as of the date of such termination, or (y) 60 years of age or older, as of the date of such termination and, immediately prior to such termination, Participant has been in continuous Employment for five or more years, and (iii)(1) Participant provides the Company not less than six months’ advanced written notice of Participant’s intent to retire (the “Notice Period”), and (2) Participant remains in continuous Employment and in good standing during such Notice Period and terminates Employment at the end of such Notice Period. The Company may, in its sole discretion waive, in whole or in part, the requirements of clause (iii) of the preceding sentence.  In the event that Participant’s Employment is terminated for Cause during the Notice Period, the RSUs will be automatically cancelled and forfeited and shall be returned to the Company for no consideration.

7.

Covered Transaction/Change in Control.  In the event of a Covered Transaction (other than a Change in Control, whether or not it is a Covered Transaction), the Administrator shall, with respect to the RSUs, exercise discretion under Section 7(a)(1), 7(a)(2) or 7(a)(3) of the Plan consistent with the requirements of, and in compliance with, Section 409A of the Code. Notwithstanding the terms of the Plan, in the event a Change in Control (whether or not it is a Covered Transaction) that is a “change in control event” within the meaning of Section 409A occurs prior to the Vesting Date, the RSUs shall automatically vest in full on the date of such Change in Control.

8.

Dividend Equivalents; Voting Rights. In the event that a cash dividend is paid with respect to shares of Stock prior to the Vesting Date (or such earlier date that the RSUs are settled hereunder), on the payment date of any such cash dividend the number of RSUs held by Participant shall be increased by that number of RSUs which is equal to (i) the number of outstanding RSUs then held by Participant on the record date of the cash dividend multiplied by (ii) the amount of the cash dividend divided by (iii) the fair market value of a share of Stock on the date the dividend is paid.  Any RSUs that are credited to Participant under this Section 8 shall be treated in the same manner as the RSUs granted under Section 1 of this Agreement and shall only vest and be settled to the extent they vest in accordance with this Agreement and otherwise satisfy the requirements under this Agreement. Upon vesting, any fractional Shares shall be rounded up such that only whole Shares are issued.  Notwithstanding any of the foregoing, this Award shall not be interpreted to bestow upon Participant any equity interest or ownership in the Company prior to the date on which the Company delivers Shares and Participant shall not be entitled to any dividends (or, except as provided above, dividend equivalency rights) in respect of the RSUs or have any voting rights until and to the extent the RSUs vest and Shares are delivered in settlement of the RSUs.

9.

Delivery of Shares and Payment of Dividend Equivalents.  The Company shall deliver Shares in respect of vested RSUs and shall pay any amounts in respect of dividend equivalents credited under Section 8 of this Agreement to Participant (or, in the event of Participant’s death, to Participant’s estate or beneficiary) on or as soon as reasonably practicable, but in no event more than 60 days, following the earliest of (i) the Vesting Date, (ii) the date of Participant’s death, (iii) the date of Participant’s Disability, or (iv) the consummation of a Change in Control that is a “change in control event” within the meaning of Section 409A.   Notwithstanding the foregoing, if Participant is a “specified employee” (within the meaning of Section 409A), any Shares deliverable or amounts payable under this Award on account of Participant’s separation from service that constitute nonqualified deferred compensation (within the meaning of Section 409A) and would (but for this sentence) be payable within six (6) months following the date of such separation from service shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon Participant’s death.

10.

Non-Hire/Solicitation/Confidentiality/Code of Conduct.  As a condition of Participant’s eligibility to receive the RSUs and regardless of whether such RSUs vest, Participant agrees that he or she will (a) not, directly or indirectly, during the term of Participant’s Employment, and for a period of one year (two years if Participant terminates Employment by reason of Retirement) thereafter, hire, solicit, entice away or in any way interfere with THG’s relationship with, any of its officers or employees, or in any way attempt to do so or participate with, assist or encourage a third party to do so; (b) neither disclose any of THG’s confidential and proprietary information to any third party, nor use such information for any purpose other than for the benefit of THG and in accordance with THG’s policies; (c) not, during the term of Participant’s Employment, and for a period of one year (two years if Participant terminates Employment by reason of Retirement) thereafter, interfere with or seek to interfere with, THG’s relationships with any of its policyholders, customers, clients, agents or vendors; and (d) at all times comply with (i) THG’s Code of Conduct and other policies and procedures as in effect from time to time, and (ii) any non-competition, non-disclosure, non-solicitation or similar agreement he or she may have with the Company or any of its Affiliates.  The terms of this Section 10 shall survive the expiration or earlier termination of this Agreement.

11.	Damages/Specific Performance.

(a)

Participant hereby acknowledges and agrees that in the event of any breach of Section 10 of this Agreement, the Company would be irreparably harmed and could not be made whole by monetary damages.  Participant accordingly agrees to waive the defense in any action for injunctive relief or specific performance that a remedy at law would be adequate and that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to an injunction or to compel specific performance of Section 10 of this Agreement.

(b)

In addition to any other remedy to which the Company may be entitled at law or in equity (including the remedy provided in the preceding paragraph), Participant hereby acknowledges and agrees that in the event of any breach of Section 10 of this Agreement, Participant shall be required to refund to the Company the value received by Participant upon vesting of the RSUs; provided, however, that the Company makes any such claim, in writing, against Participant alleging a violation of Section 10 of this Agreement not later than two years following Participant’s termination of Employment (three years in the event of a termination by reason of Retirement).

12.

Notices.  Notices hereunder shall be in writing and, if to the Company, shall be delivered personally to the Human Resources Department or such other party as designated by the Company or mailed to its principal office and, if to Participant, shall be delivered personally or mailed to Participant at his or her address on the records of the Company.

13.

Successors.  The provisions of this Agreement will benefit and will be binding upon the permitted assigns, successors in interest, personal representatives, estates, heirs and legatees of each of the parties hereto.  However, the RSUs and any dividend equivalents are non-assignable, except as may be permitted by the Plan.

14.

Interpretation.  The terms of the RSUs are as set forth in this Agreement and in the Plan. The Plan is incorporated into this Agreement by reference, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. In the event of a conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

15.	Facsimile and Electronic Signature. The parties may execute this Agreement by means of a facsimile or electronic signature.

16.

Entire Agreement; Counterparts.  This Agreement and the Plan contains the entire understanding between the parties concerning the subject contained in this Agreement.  Except for the Agreement and the Plan, there are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto, relating to the subject matter of this Agreement, that are not fully expressed herein.  This Agreement may be signed in one or more counterparts, all of which shall be considered one and the same agreement.

17.

Further Assurances.  Each party to this Agreement agrees to perform all further acts and to execute and deliver all further documents as may be reasonably necessary to carry out the intent of this Agreement.

18.

Severability.  In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, will not be affected, and such unenforceable provisions shall be automatically replaced by a provision as similar in terms as may be valid and enforceable.

19.

Construction.  Whenever used in this Agreement, the singular number will include the plural, and the plural number will include the singular, and the masculine or neuter gender shall include the masculine, feminine, or neuter gender.  The headings of the sections of this Agreement have been inserted for purposes of convenience and shall not be used for interpretive purposes.  The Administrator shall have full discretion to interpret and administer this Agreement.  Any actions or decisions by the Administrator in connection with this Agreement shall be conclusive and binding upon Participant.

20.

No Effect on Employment.  Nothing contained in this Agreement shall be construed to limit or restrict the right of THG to terminate Participant’s Employment at any time, with or without Cause, or to increase or decrease Participant’s compensation from the rate of compensation in existence at the time this Agreement is executed.

21.

Taxes.  The vesting and settlement of the RSUs and the payment of any dividend equivalent amounts will give rise to “wages” subject to withholding.  Participant expressly acknowledges and agrees that Participant’s rights hereunder, including the right to be issued Shares in settlement of the RSUs and the right to receive any payments of dividend equivalent amounts, are subject to Participant promptly remitting to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) any amounts determined by the Company to be required to be withheld.  No Shares will be transferred, and no payment of dividend equivalent amounts will be made, pursuant to the settlement of the RSUs unless and until Participant has remitted to the Company an amount sufficient to satisfy any federal, state, or local withholding tax requirements, or has made other arrangements satisfactory to the Company with respect to such taxes.  Participant authorizes the Company to withhold such amount from any amounts otherwise owed to Participant, including such amounts as are necessary to satisfy any employment tax obligations arising prior to the settlement of the RSUs. The Company may, at its option, withhold from the Shares deliverable in settlement of the RSUs a sufficient number of Shares to satisfy the minimum federal, state and local tax withholding due.

The Company makes no representations to Participant with respect to the tax treatment of any amount paid or payable pursuant to this Award.  This Award is intended to be interpreted and operated to the extent possible so that any such amounts shall be exempt from the requirements of Section 409A, or to the extent this Award is subject to Section 409A, in a manner that complies with Section 409A.  To the extent any payment or benefit that would be provided hereunder constitutes “deferred compensation” under Section 409A of the Code and is contingent on a termination of the Participant’s employment, such payment or benefit will only be provided to the Participant if the Participant experiences a “separation from service” within the meaning of Section 409A (after giving effect to the presumptions contained therein).  In no event shall THG be liable to Participant for or with respect to any taxes, penalties and/or interest which may be imposed upon any such amounts pursuant to Section 409A or any other federal or state tax law.  To the extent that any payment or benefit should be subject to Section 409A (or any other federal or state tax law), Participant shall bear the entire risk of any such taxes, penalties and or interest.

22.

Waiver of Jury Trial.  By accepting this Award under the Plan, to the maximum extent permitted by law, Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under (a) the Plan, (b) any Award, or (c) any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection with any of the foregoing, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury.

23.

Additional Restrictions.  The Administrator may cancel, rescind, withhold or otherwise limit or restrict the RSUs (in whole or in part) at any time if Participant is not in compliance with all applicable provisions of this Agreement and the Plan, or if Participant breaches any agreement with THG, including with respect to the Code of Conduct or other policies of THG, or any non-competition, non-solicitation, confidentiality or other similar provisions.  Without limiting the generality of the foregoing, the Administrator may recover the RSUs and payments under or gain in respect thereto to the extent required to comply with Section 10D of the Securities Exchange Act of 1934, as amended, or any stock exchange or similar rule adopted under said Section.  In addition, rights, payments and benefits under this Award shall be subject to repayment to, or recoupment by, THG in accordance with clawback or recoupment policies and procedures that THG may adopt from time to time.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the Grant Date.

THE HANOVER INSURANCE GROUP, INC. By:________________________________________ Name: Denise Lowsley Title: EVP &CHRO ___________________________________________ <PARTICIPANT NAME>